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                                                                    EXHIBIT 11.1

                         CARDIOVASCULAR DYNAMICS, INC.

           STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1994        1995        1996
                                                                -------     -------
Net loss......................................................  $  (971)    $(2,874)    $(4,624)
                                                                =======     =======     =======
  Computations of weighted average Common and Common
     equivalent shares outstanding:
  Weighted average common shares outstanding..................    3,487         385       4,715
  Shares related to staff accounting bulletin topic 4D:
     Stock options............................................      308         308         305
     Preferred Stock Warrants(1)..............................       81          81          81
  Adjusted to reflect the effect of the assumed conversion of
     Preferred Stock from the date of issuance (Series A and
     B).......................................................       --       3,667       2,040
                                                                -------     -------     -------
Shares used in computing net loss per share(2)................    3,876       4,441       7,141
                                                                =======     =======     =======
Net loss per share(2).........................................  $ (0.25)    $ (0.65)    $ (0.65)
                                                                =======     =======     =======

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(1) At an assumed conversion rate of two shares of Common Stock for each share of Preferred Stock.

(2) Pro forma through June 30, 1996.

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